Artisan Partners Asset Management Inc. Reports October 2025 Assets Under Management
Milwaukee, WI - November 11, 2025 - Artisan Partners Asset Management Inc. (NYSE: APAM) today reported that its preliminary assets under management ("AUM") as of October 31, 2025 totaled $182.6 billion. Artisan Funds and Artisan Global Funds accounted for $88.5 billion of total firm AUM, while separate accounts and other AUM1 accounted for $94.1 billion.

PRELIMINARY ASSETS UNDER MANAGEMENT BY STRATEGY[2]

As of October 31, 2025 - ($ Millions)
Growth Team
Global Opportunities	$19,747
Global Discovery	1,882
U.S. Mid-Cap Growth	11,149
U.S. Small-Cap Growth	2,988
Franchise	933
Global Equity Team
Global Equity	427
Non-U.S. Growth	15,421
U.S. Value Team
Value Equity	5,303
U.S. Mid-Cap Value	2,112
Value Income	17
International Value Group
International Value	52,454
International Explorer	906
Global Special Situations	34
Global Value Team
Global Value	34,498
Select Equity	940
Sustainable Emerging Markets Team
Sustainable Emerging Markets	2,493
Credit Team
High Income	13,038
Credit Opportunities	364
Floating Rate	89
Custom Credit Solutions	1,111
Developing World Team
Developing World	4,950
Antero Peak Group
Antero Peak	2,316
Antero Peak Hedge	275
International Small-Mid Team
Non-U.S. Small-Mid Growth	5,069
EMsights Capital Group
Global Unconstrained	1,012
Emerging Markets Debt Opportunities	1,284
Emerging Markets Local Opportunities	1,744

Total Firm Assets Under Management ("AUM")	$182,556
1 Separate account and other AUM consists of the assets we manage in or through vehicles other than Artisan Funds or Artisan Global Funds. Separate account and other AUM includes assets we manage in traditional separate accounts, as well as assets we manage in Artisan-branded collective investment trusts, and in our own private funds.
2 AUM for Artisan Sustainable Emerging Markets and U.S. Mid-Cap Growth Strategies includes $120.6 million in aggregate for which Artisan Partners provides investment models to managed account sponsors (reported on a lag not exceeding one quarter).

ABOUT ARTISAN PARTNERS
Artisan Partners is a global multi-asset investment platform providing a broad range of high value-added investment strategies in growing asset classes to sophisticated clients around the world. Since 1994, the firm has been committed to attracting experienced, disciplined investment professionals to manage client assets. Artisan Partners' autonomous investment teams oversee a diverse range of investment strategies across multiple asset classes. Strategies are offered through various investment vehicles to accommodate a broad range of client mandates.

Investor Relations Inquiries: 866.632.1770 or ir@artisanpartners.com
Source: Artisan Partners Asset Management Inc.